SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

EASTMAN CHEMICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LETTER TO STOCKHOLDERS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION REGARDING THE ANNUAL MEETING
ITEM 1 -- ELECTION OF DIRECTORS
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- PROPOSAL TO UTILIZE RESTRICTED SHARES IN LIEU OF STOCK OPTIONS AS EXECUTIVE STOCK-BASED COMPENSATION
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
FORMS OF PROXY
LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS

March 25, 2004

Dear Fellow Stockholder:

      Our Annual Meeting will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, in Kingsport, Tennessee, on May 6, 2004, at 11:30 a.m. Doors to the meeting will open at 10:30 a.m. The business to be considered and voted upon at the meeting is explained in the accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement, and the proxy card). A copy of Eastman’s 2003 Annual Report accompanies these materials.

      Your vote is important for this year’s Annual Meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy via the Internet or telephone will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card, telephone, or computer, I urge you to vote as soon as possible. If you are a record holder, an admission ticket for the Annual Meeting is included with your proxy card. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.

      Thank you for your support of our Company.

Sincerely,

J. Brian Ferguson
Chairman and Chief Executive Officer

EASTMAN CHEMICAL COMPANY

100 North Eastman Road
Kingsport, Tennessee 37660
(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2004

To Our Stockholders:

      The 2004 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, Kingsport, Tennessee, on May 6, 2004, at 11:30 a.m., local time, for the following purposes:

•	Elect Directors. To consider and act upon the election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified;

•	Ratify Appointment of Independent Accountants. To consider and act upon ratification of the action by the Audit Committee of the Board of Directors appointing PricewaterhouseCoopers LLP as independent accountants for the Company for 2004;

•	Stockholder Proposal. If properly presented, to consider and act upon the stockholder proposal set forth in the accompanying Proxy Statement, which is opposed by the Board of Directors; and

•	Other Business. To transact such other business as may come properly before the Annual Meeting or any adjournments or postponements thereof.

      Only stockholders of record at the close of business on March 15, 2004 are entitled to vote at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card or voting instruction form; or

•	Mark, sign, date and promptly return your proxy card or voting instruction form in the postage-paid envelope provided.

      Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting.

By order of the Board of Directors

Theresa K. Lee
Chief Legal Officer and Corporate Secretary

March 25, 2004

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

EASTMAN CHEMICAL COMPANY
TO BE HELD ON MAY 6, 2004

INFORMATION REGARDING THE ANNUAL MEETING

Proxy Statement and Annual Meeting

     This Proxy Statement is dated March 25, 2004 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet at the Company’s website (www.eastman.com), on or about March 30, 2004. This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on May 6, 2004, and at any adjournments or postponements thereof. At the Annual Meeting, stockholders will be asked to consider and vote on the items of business listed in the accompanying Notice of Annual Meeting and described in more detail under “Proposals to be Voted Upon at the Annual Meeting.”

Voting By Proxy

     By executing and returning your proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet, or by telephone), you appoint Richard A. Lorraine, the Company’s Chief Financial Officer, and Theresa K. Lee, the Company’s Chief Legal Officer and Corporate Secretary, to represent you at the Annual Meeting and direct them to vote your shares at the Annual Meeting according to your instructions. Shares of common stock represented by proxy will be voted by the proxy holders at the Annual Meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form, electronically via the Internet, or by telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors as to the matters identified in this Proxy Statement and in the best judgment of the proxy holders as to any other matters.

     Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (800) 542-1160 and follow the instructions on your proxy card;

•	via the Internet: visit the www.votefast.com website and follow the instructions on your proxy card; or

•	by mail: mark, sign, date and mail your proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access and telephone or cable service providers, that must be borne by the stockholder.

     If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to stockholders who own their shares through certain banks and brokers.

How to Revoke Your Proxy

     You may revoke your proxy at any time before its exercise at the Annual Meeting by either:

•	giving written notice of revocation to the Corporate Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy via the Internet or by telephone before the Annual Meeting; or

•	voting in person at the Annual Meeting.

All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662-5075, Attention: Corporate Secretary, so that they are received before the Annual Meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights

      The Company’s Board of Directors has fixed the close of business on March 15, 2004 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only holders of record of shares of common stock as of the record date will be entitled to vote at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

      As of the record date, there were 77,432,840 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock they hold of record as of the record date.

Quorum

      The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at the Annual Meeting. Abstentions, votes withheld, and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee (such as a broker or bank) holding shares in “street name” as the registered holder for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Vote Required for Approval of Each Matter to be Considered

      A plurality of the votes cast is required for the election of directors. With respect to the election of directors, stockholders may by proxy (1) vote “for” all three nominees, (2) “withhold” authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominee(s). Because directors are elected by a plurality of the votes cast (meaning the three nominees receiving the greatest number of votes will be elected), withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election. Similarly, any broker non-votes are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors.

      The affirmative vote of a majority of the votes cast is required for approval of the ratification of the appointment of independent accountants and the adoption of the stockholder proposal. With respect to these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of these proposals.

Proxy Solicitation Costs

      The Company will bear the cost of soliciting proxies and the cost of the Annual Meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by directors, officers, or employees of the Company, none of whom will be specially compensated for these activities. The Company also contacts brokerage houses, banks, nominees, custodians, and fiduciaries who can be identified as record holders of common stock. Such holders, after inquiry by the Company, provide certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and the Company reimburses such record holders for the expense of providing such beneficial ownership information and of mailing proxy materials and annual reports to beneficial owners. Georgeson Shareholder Communications has been retained by the Company to aid in the solicitation of proxies, at a cost of $10,000 plus expenses.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

      The Company’s management does not expect any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement under “Proposals to be Voted Upon at the Annual Meeting.” If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.

Stockholder Proposals for the 2005 Annual Meeting

      In accordance with rules of the Securities and Exchange Commission (the “SEC”), if you want to submit a proposal for presentation at Eastman’s 2005 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices on or before November 25, 2004 in order to be included in the Company’s proxy materials relating to its 2005 Annual Meeting of Stockholders.

      In addition, the Company’s Bylaws, as amended, require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws (which are available through the “Investors — Corporate Governance” section of the Company’s website, and which also will be provided to any stockholder upon written request) about the stockholder and the proposal and be delivered to the Corporate Secretary of the Company not less than 45 days prior to the date on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the Annual Meeting is first sent to stockholders on March 30, 2004, then such advance notice would be timely if delivered on or before February 13, 2005.

Nominations by Stockholders for Election to Board of Directors

      The Company’s Bylaws provide that nominations by stockholders of persons for election to the Board of Directors may be made by giving adequate notice to the Corporate Secretary of the Company. To be adequate, the nomination notice must set forth certain information specified in our Bylaws (which are available through the “Investors — Corporate Governance” section of the Company’s website, and which also will be provided upon written request) about each stockholder submitting a nomination and each person being nominated and be delivered to the Secretary not less than 45 days prior to the date on which notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. The Nominating and Corporate Governance Committee of the Board of Directors will consider persons nominated by stockholders and recommend to the full Board whether or not such nominee should be included with the Board’s nominees for election by stockholders. See “Proposals to be Voted Upon at the Annual Meeting — Item 1 — Election of Directors — Board Committees — Nominating and Corporate Governance Committee.”

Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials

      The Company’s Annual Report to Stockholders for 2003, including consolidated financial statements for the year ended December 31, 2003, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s web site, concurrently with this Proxy Statement but does not form any part of the proxy solicitation material. Upon the written request of any stockholder, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the SEC. Requests may be made to Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662-5075, Attention: Investor Relations. This information is also available via the Internet at the Company’s web site, and the EDGAR version of such report (with exhibits) is available at the SEC’s web site (www.sec.gov).

      The Company also makes available free of charge, through the “Investors — Corporate Governance” section of its Internet website, its Corporate Governance Guidelines, the charters of each of the committees of the Board, and codes of business conduct and ethics for directors, officers and employees. Such materials are also available in print upon written request of any stockholder to Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662-5075, Attention: Investor Relations.

Stockholder Communications to the Board of Directors

      Stockholders may communicate with non-management directors in writing by directing such communications to the Chair of the Nominating and Corporate Governance Committee, Eastman Chemical Company, P.O. Box 1976, Kingsport, Tennessee 37662-5075. All written communications from stockholders concerning substantive Board or Company matters are promptly forwarded by the office of the Corporate Secretary to the Chair of the Nominating and Corporate Governance Committee, and the office of the Corporate Secretary keeps and regularly provides to the Chair of the Nominating and Corporate Governance Committee a summary of all written communications received.

PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Under the Company’s Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of stockholders following his or her 70th birthday (or, if approved by unanimous action of the Board of Directors, until the next annual meeting following his or her 71st birthday). Unless additional terms of office are approved by the Board of Directors in certain circumstances, the maximum number of consecutive full three-year terms of office that may be served by any director is three.

      Five directors are currently in the class for which the term in office expires at the Annual Meeting; three of these five directors have each been nominated for re-election for a new three-year term. Under the Board retirement and term-limit policy, H. Jesse Arnelle, whose current term expires at the Annual Meeting, will not stand for re-election at the Annual Meeting. Under the Board term-limit policy, John A. White, whose current term expires at the Annual Meeting, will not stand for re-election at the Annual Meeting. One or both of the vacancies created by the retirements of Mr. Arnelle and Dr. White may be filled by the Board prior to the 2005 Annual Meeting of Stockholders. Renée J. Hornbaker and Thomas H. McLain were elected by the Board since the 2003 Annual Meeting of Stockholders to newly created Board positions in the class for which the term in office expires at the Annual Meeting. The terms of the other six directors continue after the Annual Meeting.

      The stockholders are being asked to vote on the election of three directors to the class for which the term of office shall expire at the Annual Meeting of Stockholders in 2007 and their successors are duly elected and qualified. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for the election of the three nominees identified below. If any nominee is unable or unwilling to serve (which is not anticipated), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the Annual Meeting.

      The nominees have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. (See “Board Committees — Nominating and Corporate Governance Committee”.) The Board of Directors unanimously recommends that you vote “FOR” election of the three nominees identified below.

      Set forth below is certain information regarding each director nominated for re-election or whose term in office will continue after the Annual Meeting.

NOMINEES FOR DIRECTOR Term Expiring Annual Meeting 2007

RENÉE J. HORNBAKER (director since September 2003)

Ms. Hornbaker has served as Vice President and Chief Financial Officer of Flowserve Corporation since 1997. Flowserve is a leading provider of industrial flow management products and services. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, now Deloitte & Touche Tohmatsu, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996, when she joined BW/IP, Inc., a predecessor of Flowserve, as Vice President, Business Development. Ms. Hornbaker is 51.

THOMAS H. MCLAIN (director since February 2004)

Mr. McLain has served as Chief Executive Officer, President and a director of Nabi Biopharmaceuticals since June 2003. Nabi is a biotechnology company that applies its knowledge of the human immune system to commercialize and develop products that address serious, unmet medical needs in the areas of infectious, antioimmune and addictive diseases. Previously, Mr. McLain served as President, Chief Operating Officer and a director from November 2002 to June 2003, and from April 2001 to November 2002, he served as Executive Vice President and Chief Operating Officer. From 1998 to April 2001, Mr. McLain served as Senior Vice President, Corporate Services and Chief Financial Officer. From 1988 to 1998, Mr. McLain was employed by Bausch & Lomb, Inc., a global eye care company, where he held various senior financial management positions of increasing responsibility. Before joining Bausch & Lomb, Mr. McLain practiced with the accounting firm of Ernst & Young LLP. Mr. McLain is 46.

PETER M. WOOD (director since May 2000)

Mr. Wood served as Managing Director of J.P. Morgan & Company, an investment banking firm, from 1986 until his retirement in 1996, was Vice President, Mergers & Acquisitions, of Kidder, Peabody & Company, Inc., an investment banking firm, from 1981 to 1986, and was a partner of the management consulting firm McKinsey & Company from 1971 to 1981. Mr. Wood was non-executive Chairman of the Board of Stone & Webster, Incorporated from 2000 to February 2004. He is also a member of the board of directors of Middlesex Mutual Assurance Company. Mr. Wood is 65.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE Term Expiring Annual Meeting 2005

CALVIN A. CAMPBELL, JR. (director since January 1994)

Mr. Campbell was Chairman of the Board and Chief Executive Officer of Goodman Equipment Corporation from 1971 until his retirement in May 2003. Goodman Equipment designed, manufactured, and marketed worldwide underground mining locomotives and personnel carriers and provides services and parts for injection molding machinery. Mr. Campbell was also President and Chief Executive Officer of Cyprus Amax Minerals Company, a producer of copper and molybdenum, in 1992, Chairman of the Board in 1991 and 1992, and a director from 1985 through 1994. Mr. Campbell is a member of the boards of directors of Mine Safety Appliances Company and of Bulley & Andrews Company. He is also former Chairman of the National Association of Manufacturers and a Life Vice Chairman, and serves as a Life Trustee of the Illinois Institute of Technology. Mr. Campbell is 69.

J. BRIAN FERGUSON (director since January 2002)

Mr. Ferguson has been Chairman of the Board and Chief Executive Officer of the Company since January 2002. He joined Eastman in 1977. Mr. Ferguson was named Vice President, Industry and Federal Affairs in 1994, became Managing Director, Greater China in 1997, was named President, Eastman Chemical Asia Pacific in 1998, became President, Polymers Group in 1999, and became President, Chemicals Group in 2001. He serves as a member of the American Chemistry Council Board of Directors and the National Association of Manufacturers Board of Directors, on the Executive Committee of the Business Roundtable, on the President’s Export Council, and as a Trustee of the United States Council for International Business. Mr. Ferguson is 49.

DONALD W. GRIFFIN (director since May 1999)

Mr. Griffin was Chairman of the Board of Olin Corporation, a manufacturer of chemicals, metals, and ammunition, from 1996 until his retirement in April 2003. He joined Olin in 1961, served in a series of marketing and management positions prior to appointment to the position of President and Chief Operating Officer in 1994, became Chairman, President, and Chief Executive Officer in 1996, and retired as President and Chief Executive Officer in 2002. Mr. Griffin is a member of the boards of directors of Olin Corporation and of Barnes Group, Inc., and serves as a trustee of the University of Evansville and the Buffalo Bill Historical Center. Mr. Griffin is 67.

Term Expiring Annual Meeting 2006

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt has served as Vice Chairman of the Board of General Mills, Inc. since 1999. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and has served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 60.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez has been Chairman of the Board of RTI International Metals, Inc. since 1990, and was Vice Chairman of the Board and Chief Financial Officer of USX Corporation from 1994 until his retirement in December 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. RTI, a NYSE listed company, is a leading U.S. producer of titanium mill products and fabricated-metal parts for the global market, and was affiliated with USX prior to 2000. Mr. Hernandez is also Presiding Director of American Casualty Excess (ACE) Ltd. and Vice Chairman of the Board of Trustees of Black Rock Mutual Funds. Mr. Hernandez is 59.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck is Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company. He joined Cargill in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was elected President of Cargill’s Financial Markets Division in 1988, President of Cargill’s Trading Sector in 1993, a director of Cargill in 1994, Executive Vice President in 1995, and to his current position in 1999. He is also a member of the board of directors of Cardinal Health, Inc. Mr. Raisbeck is 54.

Director Independence

      The Board of Directors and its Nominating and Corporate Governance Committee have reviewed the standards of independence for directors established by applicable laws and regulations, including the listing standards of the New York Stock Exchange, and by the Company’s Corporate Governance Guidelines and have reviewed and evaluated the relationships of directors with the Company and its management. Based upon this review and evaluation, the Board has determined that none of the current non-management members of the Board of Directors has a relationship with the Company or its management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board of Directors is an independent director.

      In making this determination, the Nominating and Corporate Governance Committee and the Board reviewed and evaluated all direct and indirect transactions and relationships between the Company and non- management directors and their affiliates. Under the New York Stock Exchange listing standards and the Corporate Governance Guidelines, an “independent” director is one who has “no direct or indirect material relationship with the Company or its management” and who:

•	has not been employed by the Company or any of its subsidiaries or affiliates, or whose immediate family member has not been an executive officer of the Company, within the previous 3 years;

•	does not receive, or whose immediate family member does not receive, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is not “independent” until 3 years after he or she or any immediate family member ceases to receive more than $100,000 per year in such compensation);

•	is not affiliated with or employed by, or whose immediate family member is not affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company (such person is not “independent” until 3 years after the end of either the affiliation or the auditing relationship);

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee (such person is not “independent” until 3 years after the end of such service or the employment relationship);

•	is not an executive officer or an employee, or whose immediate family member is not an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any single fiscal year, the greater of $1 million or 2% of such other company’s consolidated gross revenues (such person is not “independent” until 3 years after falling below such threshold);

•	has no personal services contract with the Company, any subsidiary or affiliate of the Company or any executive officer;

•	does not have any other business relationship with the Company or any of its subsidiaries or affiliates (other than service as a director) that the Company would be required to disclose in proxy statements or in annual reports on Form 10-K filed with the SEC;

•	is not an executive officer of another company that is indebted to the Company or to which the Company is indebted and the total amount of either company’s indebtedness to the other is more than 1 percent of the total consolidated assets of the company that he or she serves as an executive officer;

•	is not an officer, director, or trustee of a charitable organization to which discretionary charitable contributions to the organization by Eastman Chemical Company or an affiliate are more than 1 percent of that organization’s total annual charitable receipts or $100,000, whichever is less; and

•	is not a director, executive officer, partner, or greater than 10% equity holder of an entity that provides advisory, consulting, or professional services to the Company, any of its affiliates, or any executive officer.

Board Committees

      The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety, Environmental and Security Committee. All committee members are non-management, independent directors. The written charter of each committee of the Board is available in the “Investors — Corporate Governance” section of the Company’s internet website.

      The non-management directors meet in an “executive session” (i.e., outside the presence of management) at each regularly scheduled Board of Directors meeting and at such other times as the Board may determine. The presiding director of each such executive session is the chair of the committee with authority and expertise pertinent to the subject matters to be discussed or, if the subjects to be addressed do not directly pertain to one of the committees, a presiding director is appointed by the Chairman of the Board on a rotating basis.

      Audit Committee. The members of the Audit Committee are Messrs. Wood (Chair), Hernandez, and McLain, Ms. Hornbaker, and Dr. White. The Audit Committee held eight meetings during 2003. The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities relating to:

•	the integrity of the financial statements of the Company and the Company’s system of internal controls;

•	the Company’s management of and compliance with legal and regulatory requirements;

•	the independence and performance of the Company’s internal auditors;

•	the qualifications, independence, and performance of the Company’s independent auditors; and

•	the retention and termination of the Company’s independent auditors, including the approval of fees and other terms of their engagement, and the approval of non-audit relationships with the independent auditors. See“Item 2 — Ratification of Appointment of Independent Accountants.”

      The Board of Directors has determined that each member of the Audit Committee is “independent” and is an “audit committee financial expert” under applicable provisions of the New York Stock Exchange’s listing standards and of the Securities Exchange Act of 1934 and rules promulgated thereunder.

Audit Committee Report

      The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2003. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended.

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC.

Audit Committee

Peter M. Wood (Chair)
Robert M. Hernandez
Renée J. Hornbaker
Thomas H. McLain
John A. White

      Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Campbell (Chair), Arnelle, Demeritt, Griffin, and Raisbeck. The Nominating and Corporate Governance Committee held four meetings during 2003. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board candidates to fill Board vacancies and newly-created director positions;

•	recommend to the Board whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms;

•	develop and recommend corporate governance principles;

•	review director compensation and make recommendations to the Board regarding the same; and

•	recommend committee structures, membership, and chairs.

      Director Nominations. The Nominating and Corporate Governance Committee is responsible for reviewing and selecting potential directors who possess the skills, knowledge, and understanding necessary for the Board of Directors to successfully perform its role in corporate governance. The Nominating and Corporate Governance Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board of Directors and the challenges and needs of the Board of Directors as a whole at that time. In general, the desired attributes of individual directors, including of any nominees of stockholders, are as follows:

•	integrity and demonstrated high ethical standards;

•	experience with business administration processes and principles;

•	the ability to express opinions, raise difficult questions, and make informed, independent judgments;

•	knowledge, experience, and skills in at least one specialty area, for example:

•	accounting or finance,

•	corporate management,

•	marketing,

•	manufacturing,

•	technology,

•	information systems,

•	the chemical industry,

•	international, or

•	legal or governmental expertise;

•	the ability to devote sufficient time to prepare for and attend Board of Directors meetings (it is assumed that service on up to three other boards of directors will not impair a director’s service on the Company’s Board; the Nominating and Corporate Governance Committee will review instances in which a director serves on more than three other for-profit companies’ boards of directors);

•	willingness and ability to work with other members of the Board of Directors in an open and constructive manner;

•	the ability to communicate clearly and persuasively; and

•	diversity in gender, ethnic background, geographic origin, or personal and professional experience.

      The Nominating and Corporate Governance Committee will consider persons nominated by stockholders and recommend to the full Board whether or not such nominee should be included with the Board’s nominees for election by stockholders. See “Information Regarding the Annual Meeting — Nominations by Stockholders for Election to Board of Directors”. The Board and the Nominating and Corporate Governance Committee have from time to time engaged the services of director search firms to assist in the identification of qualified potential director nominees.

      Compensation and Management Development Committee. The members of the Compensation and Management Development Committee (the “Compensation Committee”) are Messrs. Griffin (Chair), Arnelle, Campbell, Demeritt, and Raisbeck. The Compensation Committee held seven meetings during 2003. The purpose of the Compensation Committee is to establish and administer the Company’s policies, programs, and procedures for evaluating, developing, and compensating the Company’s senior management. Among other things, the committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, reviews and approves the adoption of cash and equity-based incentive management compensation plans, oversees the administration of the Company’s benefits plans, and produces a report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable SEC rules and regulations.

      Finance Committee. All of the directors except Mr. Ferguson are members, and Mr. Raisbeck is the Chair, of the Finance Committee. The Finance Committee held four meetings during 2003. The purpose of the Finance Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s financial position and financing activities, including consideration of the Company’s financing plans, corporate transactions (including acquisitions and divestitures), capital expenditures, financial status of the Eastman Retirement Assistance Plan (the Company’s defined benefit pension plan), and payment of dividends.

      Health, Safety, Environmental and Security Committee. All of the directors except Mr. Ferguson are members, and Mr. Arnelle is the Chair, of the Health, Safety, Environmental and Security Committee. The Heath, Safety, Environmental and Security Committee held two meetings during 2003. The purpose of the Health, Safety, Environmental and Security Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s policies and practices concerning health, safety, environmental and security matters.

Director Board and Stockholder Meeting Attendance

      The Board of Directors held six meetings during 2003. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

      The Board of Directors meets before each annual meeting of stockholders, and the directors in attendance at such Board meeting attend the annual meeting of stockholders. Each director then in office attended the 2003 Annual Meeting of Stockholders.

Director Compensation

      Directors’ Annual Compensation. Each non-employee director receives the following fees, in addition to payment or reimbursement of expenses related to attendance:

Annual Cash Retainer for Serving as Director	$41,000

Each Board of Directors Meeting Attended	1,500

Each Committee Meeting Attended	1,500

Annual Retainer for Serving as Chair of Audit Committee	8,000

Annual Retainer for Serving as Chair of Compensation and Management Development Committee	5,000

Annual Retainer for Serving as Chair of Finance Committee	5,000

Annual Retainer for Serving as Chair of Health, Safety, Environmental and Security Committee	5,000

Annual Retainer for Serving as Chair of Nominating and Corporate Governance Committee	5,000

Annual Retainer for Serving as a Member of the Audit Committee	8,000

Annual Retainer for Serving as a Member of the Compensation and Management Development Committee	3,000

Annual Retainer for Serving as a Member of the Nominating and Corporate Governance Committee	3,000

Effective July 1, 2003, the Board reduced the amount of each of the annual retainer fees listed above by 6%, corresponding to the 6% reduction in executive officer base salaries. See “Compensation and Management Development Committee Report on Executive Compensation — Components of Executive Compensation for 2003 — Cash Compensation for 2003.” The Board expects to restore such retainer fees to the amounts in the table if and when the Compensation Committee restores the 6% of annual base pay of executive officers.

      Non-employee directors are also entitled to compensation on a “per diem” basis for significant time spent outside Board or committee meetings for director training, interviewing director candidates, meeting with Company management, or other meetings or activities deemed necessary by the Board or one of its committees, with each such fee equal in amount to the meeting fee then in effect.

      Directors who are also employees of the Company receive no Board or committee fees.

      Director Long-Term Compensation Plan. The Company’s 2002 Director Long-Term Compensation Plan (the “DLTP”) provides for an automatic one-time restricted stock award and annual option grants and restricted stock awards to each non-employee director. (The DLTP replaced the 1999 Director Long-Term Compensation Plan, which was substantially similar to the DLTP. Under a prior plan, the 1994 Director Long-Term Compensation Plan, each non-employee director received a one-time restricted stock award and option grant on the first day of his or her initial term of service as a director.) The maximum number of shares of common stock that may be granted or subject to awards under the DLTP is 200,000, subject to adjustment in the event of stock splits, stock dividends, or changes in capital structure affecting common stock. No award may be made under the DLTP after the later of May 1, 2007 or the 2007 Annual Meeting of Stockholders of the Company.

           Annual Option Grants. Under the DLTP, immediately following each annual meeting of stockholders, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Eastman common stock. Such options have an exercise price equal to the fair market value of the underlying shares of common stock on the date the options are granted. The options vest and become exercisable with respect to one-half of the option shares on the first anniversary of the date of the grant and with respect to the remaining shares on the second anniversary of the date of the grant. Each such option has a term of ten years and is nonassignable (except by will or the laws of descent and distribution). If the grantee ceases to be a director for any reason other than death, disability, or completion of his or her normal term of service, all outstanding unexercised options, whether or not vested, will expire.

           If an option is exercised by the surrender of previously-owned shares of Eastman common stock while the director is still a director or within 60 days thereafter, then the director exercising the option will be granted a new “reload” option for the number of shares so surrendered. Such reload option will have a term equal to the remaining term of the original option, will have an exercise price equal to the fair market value of the underlying shares as of the date of exercise of the original option, and will otherwise have the same terms and conditions as the original option. Reload options will not, however, have similar replacement rights, and will be exercisable on the earlier of six months from the date of grant or the date of the grantee’s termination as a director.

           Annual Restricted Stock Awards. Immediately following each annual meeting of stockholders, each non-employee director is granted an award of shares of common stock having a fair market value equal to $5,000 as of such date, subject to certain restrictions. The restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability, or resignation due to term limit or retirement age during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.

           One-Time Restricted Stock Awards. In addition to the options and restricted shares described above, each non-employee director is granted, on the first date of such director’s term of service as a director, an award of shares of common stock having a fair market value equal to $10,000 as of such date, subject to certain restrictions. These restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability or resignation due to term limit or retirement age during the three years after grant, or (iii) failure to be reelected as a director during the three years after grant. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights.

           Treatment of Options and Restricted Stock Upon “Change In Control.” The DLTP contains provisions regarding the treatment of options and restricted shares in the event of a “change in control” of the Company (as defined in the DLTP, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, all outstanding options would immediately vest and become exercisable and all outstanding shares of restricted stock would immediately vest and become transferable, and such options and shares would be valued and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. However, the Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that the event is of the type that does not warrant the described consequences with respect to options and restricted shares under the DLTP, in which case such consequences would not occur.

      Non-Employee Director Stock Option Plan. Under the Company’s 1996 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), each non-employee director may elect to receive options to purchase Eastman common stock in lieu of his or her annual retainer fees (but not meeting fees or other compensation as a director). A maximum of 150,000 shares of common stock are available for the grant of stock options under the Director Stock Option Plan, subject to adjustment in the event of stock splits, stock dividends, or changes in capital structure affecting common stock. No grant may be made under the Director Stock Option Plan after May 2, 2006.

           Options In Lieu of Retainer Fees. Each non-employee director may make an annual advance irrevocable election to receive all or a portion of his or her retainer to be earned in the following year in options to purchase Eastman common stock. The number of shares of common stock underlying stock options granted is determined by multiplying the amount of the annual retainer the director elects to receive in stock options by three and one-third, then dividing by the fair market value per share of common stock on the date the options are granted. The exercise price per share of all stock options granted under the Director Stock Option Plan is the fair market value per share of common stock on the grant date. Options granted under the Director

Stock Option Plan are not exercisable until six months from the date of grant, and remain exercisable thereafter until the tenth anniversary of the date of grant, regardless of whether the participant is still a director.

           Treatment of Options Upon “Change In Control.” Upon the occurrence of a “change in control” of the Company (as defined in the Director Stock Option Plan, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), any and all outstanding options under the Director Stock Option Plan become immediately exercisable.

      Directors’ Deferred Compensation Plan. The Company maintains the Directors’ Deferred Compensation Plan (the “DDCP”), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all cash compensation for service as a director, including retainer, meeting, and “per diem” fees.

           Terms of Deferral of Director Compensation. The deferred amounts may be credited to individual “Interest Accounts” under the DDCP (which are credited with interest until transfer or distribution at the prime rate as quoted in The Wall Street Journal), to individual “Stock Accounts” under the DDCP (which increase or decrease in value depending upon the market price of Eastman common stock), or to a combination thereof. Under the Stock Account, dollar amounts are “invested” in hypothetical shares of the Company’s common stock. If cash dividends are declared on shares of common stock, then any participant who has hypothetical shares in his or her Stock Account receives a dividend equivalent which is used to “purchase” additional hypothetical shares under the DDCP. A participant may elect to transfer the dollar amount of all or any portion of his or her Stock Account to the Interest Account, or vice versa.

           Upon termination as a director, the value of a participant’s Interest Account and Stock Account will be paid, in cash, in a single lump sum or up to ten annual installments, as determined in the sole discretion of the Nominating and Corporate Governance Committee. Payment will commence in any year up through the tenth year following termination of directorship, as determined by the Nominating and Corporate Governance Committee, except that payment must commence no later than the year in which the participant reaches age 71.

           The DDCP provides that a participant, whether or not still a director, may request that part or all of such participant’s Interest Account and Stock Account be distributed immediately in the event of a severe financial hardship. The determination of whether a hardship exists will be made by the Nominating and Corporate Governance Committee.

           The DDCP also provides that a participant may withdraw at any time all or a portion of his or her balances in the Interest Account and Stock Account, provided that the participant forfeits 10% of the balance of his or her accounts and will not be permitted to participate in the DDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if, within any six month period, either 50% or more of the DDCP participants elect such early withdrawal from the DDCP or 20% or more of DDCP participants with aggregate account balances valued at 50% or more of the total value of all DDCP accounts elect such early withdrawal, then the accounts of each remaining DDCP participant will be distributed in a single lump sum.

           Treatment of Deferred Compensation Upon “Change In Control.” If the Company undergoes a “change in control” (as defined in the DDCP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), then the accounts of each participant, whether or not the participant is still a director, will be paid in a single lump sum no later than 90 days following the change in control.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2004.

      PricewaterhouseCoopers LLP also served as the Company’s independent accountants for the years ended December 31, 2003 and 2002, and has billed the Company the following amounts for professional services rendered during 2003 and 2002:

Audit Fees: $2,722,250, in the aggregate, for the year ended December 31, 2003, and $1,716,728, in the aggregate, for the year ended December 31, 2002, for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit-Related Fees: $502,877, in the aggregate, for the year ended December 31, 2003, and $143,269, in the aggregate, for the year ended December 31, 2002, for assurance and related services, including employee benefit plan audits, other audit procedures, and consultations concerning financial accounting and reporting standards.

Tax Fees: $1,283,956, in the aggregate, for the year ended December 31, 2003, and $1,459,998, in the aggregate, for the year ended December 31, 2002, for services related to tax compliance, including expatriate tax services and preparation of tax returns and claims for refunds, tax planning and tax advice, assistance with respect to tax audits, and requests for rulings for technical advice from tax authorities.

All Other Fees: $10,950, in the aggregate, for the year ended December 31, 2003, and $105,985, in the aggregate, for the year ended December 31, 2002, for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” for 2003 were for services rendered related to technology licensing. “All Other Fees” for 2002 were for services rendered for internal control reviews not performed in connection with the audit, valuation advisory services, technology licensing, and human resource consulting services.

      All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by the Chair of the Audit Committee pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

      The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction, your shares will be voted for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company.

      A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

      The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

      The following stockholder proposal has been submitted for a vote of the stockholders at the Annual Meeting. The proposal and the proponent’s supporting statement are set forth below along with the Company’s reasons for recommending a vote “AGAINST” the proposal. All shares of common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If you execute and return a proxy without instruction concerning the proposal, your shares will be voted against adoption of the proposal.

ITEM 3 — PROPOSAL TO UTILIZE RESTRICTED SHARES IN LIEU OF STOCK OPTIONS AS EXECUTIVE STOCK-BASED COMPENSATION

      Stockholder United Brotherhood of Carpenters Pension Fund, holder of 1,300 shares of Eastman common stock, has given notice that it intends to submit the following proposal and supporting statement:

      Resolved, that the shareholders of Eastman Chemical Company hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

      (1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

      (2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

      (3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

      (4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement of Proponent

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Response of the Company

      The Company’s equity-based compensation program is designed to reward participants for their overall role in maximizing the Company’s long term value to all stockholders. In considering available forms of equity-based compensation, the Company chooses incentives that are expected to drive successful Company performance, help retain management talent, contribute to the overall competitiveness of the Company’s compensation program, and operate efficiently from a tax and financial accounting perspective.

      The 2002 Omnibus Long-Term Compensation Plan, and its predecessor plans, (the “Omnibus Plan”) provides the flexibility to award long term incentives using various types of equity, including common stock, restricted stock, stock options, and performance shares. Under the Omnibus Plan, the Company has awarded stock options, performance shares, and restricted stock to participants to provide specific incentives to meet certain objectives. Stock options have been awarded to participants to align their interest with stockholders, and have been exercised only with appreciation in stock price. Likewise, restricted stock also aligns a recipient’s interests with stockholders, but as an outright grant of shares represents less risk to the participant than stock options. Performance shares have also been used as an incentive, with payouts in the form of common stock based upon specific Company performance targets.

      The Company’s annual variable cash pay plans and long-term, equity-based compensation program are carefully reviewed and approved by the Board’s Compensation and Management Development Committee, as are the establishment each year of annual performance targets under variable cash plans and grants of options and other long-term stock-based awards. In order to enhance the effectiveness of the overall pay program, in 2003 the Company conducted a comprehensive review of its compensation programs, including long-term stock-based incentive programs, and the Compensation Committee approved changes for 2004. See “Compensation and Management Development Committee Report on Executive Compensation — Compensation Redesigned for 2004.” As a result, in 2004, the Company will reduce the number of managers eligible for equity based awards, reduce the number of stock options awarded, introduce a performance share program designed to provide incentives for reaching internal financial goals and external stockholder return targets, and base individual awards of equity compensation on the recipient’s performance. The impact will be to reduce significantly the number of stock options granted, while recognizing that equity-based vehicles, including stock options, continue to provide incentives to management to drive Company success.

      The proponent suggests that restricted share programs be implemented in lieu of stock options, that such restricted shares include specific conditions and limitations, and that shares awarded be held by senior executives for the duration of their tenure with the Company. The Omnibus Plan limits the number of restricted shares that may be awarded until the Plan expires in 2007, while providing the Compensation Committee the flexibility to design a balanced equity program targeted to specific individuals for specific performance. As described under “Stock Ownership of Directors and Executive Officers — Common Stock and Common Stock Units”, senior executives are already subject to specific stock ownership expectations to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plan or acquired upon exercise of options.

      The Company’s equity program, including the 2004 changes, is designed to provide “pay for performance” for key management against challenging performance objectives. This program provides needed flexibility in the administration of management compensation and contributes to the Company’s ability to attract and retain highly qualified and capable key employees consistent with the Company’s strategic business objectives. It is important to retain the ability to use various types of equity compensation mechanisms, instead of limiting the Company to one type of vehicle.

      The Company’s Board of Directors recommends that you vote “AGAINST” adoption of this proposal.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

      The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2003 by each current director, by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables”), and by the current directors, the named executive officers, and the other current executive officers as a group.

	Number of Shares of
	Common Stock Beneficially
Name	Owned(1)(2)

J. Brian Ferguson	201,902	(3)

Theresa K. Lee	50,518	(4)

Roger K. Mowen, Jr.	80,496	(5)

James P. Rogers	271,127	(6)

Allan R. Rothwell	136,750	(7)

H. Jesse Arnelle	6,239	(8)

Calvin A. Campbell, Jr.	10,244	(9)

Stephen R. Demeritt	1,459	(10)

Donald W. Griffin	5,574	(11)

Robert M. Hernandez	3,390	(12)

Renée J. Hornbaker	278	(13)

Thomas H. McLain	324	(14)

David W. Raisbeck	3,594	(15)

John A. White	10,435	(16)

Peter M. Wood	6,564	(17)

Current directors, named executives, and other current executive officers as a group (19 persons)	1,005,794	(18)

(1) Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.
(2) The total number of shares of common stock beneficially owned by the current directors, the named executive officers, and the other current executive officers as a group represents approximately 1.29% of the shares of common stock outstanding as of December 31, 2003. The percentage beneficially owned by any individual director or executive officer does not exceed one percent of the outstanding shares of common stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.
(3) Includes 165,120 shares that may be acquired upon exercise of options, 578 shares allocated to Mr. Ferguson’s ESOP account, and 28,020 restricted shares that generally vest as to one-third of the shares in each of October 2005, 2006 and 2007, but as to which Mr. Ferguson currently has voting power.
(4) Includes 47,640 shares that may be acquired upon exercise of options and 740 shares allocated to Ms. Lee’s ESOP account.
(5) Includes 72,460 shares that may be acquired upon exercise of options, 784 shares allocated to Mr. Mowen’s ESOP account, and 4,000 restricted shares that generally vest in June 2004 but as to which Mr. Mowen currently has voting power.
(6) Includes 254,100 shares that may be acquired upon exercise of options and 795 shares allocated to Mr. Rogers’ ESOP account.

(7) Includes 111,500 shares that may be acquired upon exercise of options, 770 shares allocated to Mr. Rothwell’s ESOP account, and 20,000 restricted shares that generally vest as to one-half of the shares in December 2004 and to one-half of the shares in December 2005 but as to which Mr. Rothwell currently has voting power.
(8) Includes 5,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Mr. Arnelle currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(9) Includes 5,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Mr. Campbell currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.

(10) Includes 293 restricted shares that generally vest in February 2006, but as to which Mr. Demeritt currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(11) Includes 5,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Mr. Griffin currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(12) Includes 224 restricted shares that generally vest in August 2005, but as to which Mr. Hernandez currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(13) Restricted shares that generally vest in September 2006, but as to which Ms. Hornbaker currently has voting power.
(14) As of February 5, 2004, the date of Mr. McLain’s election to the Board. Includes 252 restricted shares that generally vest in February 2007, but as to which Mr. McLain currently has voting power, and 52 shares held by Mr. McLain’s spouse, as to which shares Mr. McLain disclaims beneficial ownership.
(15) Includes 3,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Mr. Raisbeck currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(16) Includes 6,610 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Dr. White currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power.
(17) Includes 4,000 shares that may be acquired upon exercise of options, 95 restricted shares that generally vest in May 2004, but as to which Mr. Wood currently has voting power, 111 restricted shares that generally vest in May 2005, but as to which he currently has voting power, and 166 restricted shares that generally vest in May 2006, but as to which he currently has voting power. Also includes 1,000 shares held by Mr. Wood’s spouse, as to which shares Mr. Wood disclaims beneficial ownership.
(18) Includes a total of 722,030 shares that may be acquired upon exercise of options and 5,557 shares allocated to executive officers’ ESOP accounts. Includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares two executive officers not named above may each be deemed a beneficial owner by virtue of their shared voting and investment power as directors of the Foundation.

Common Stock and Common Stock Units

      In addition to shares of Eastman common stock beneficially owned, the executive officers have units of common stock (“Common Stock Units”) credited to their individual Stock Accounts in the Eastman Executive Deferred Compensation Plan (the “EDCP”), and certain of the directors have Common Stock

Units credited to their individual Stock Accounts in the DDCP. See “Item 1 — Election of Directors — Director Compensation — Directors’ Deferred Compensation Plan,” “Executive Compensation — Compensation Tables — Summary Compensation Table” and “— Compensation and Management Development Committee Report on Executive Compensation.”

      The table below shows, for each current director and each executive officer named in the Summary Compensation Table, and for the current directors, the named executive officers, and the other current executive officers as a group, the aggregate of the number of shares of common stock beneficially owned by such person and group, as set forth in the preceding table, and the number of Common Stock Units credited to the Stock Accounts of such person and group as of December 31, 2003. Common Stock Units represent hypothetical “investments” in Eastman common stock. The value of one Common Stock Unit is equal to the market value of one share of Eastman common stock. Although the DDCP and EDCP allow Common Stock Units to be paid out only in the form of cash, and not in shares of common stock, Common Stock Units create essentially the same stake in the market performance of the Company’s common stock as do actual shares of common stock. As a result, Common Stock Units are counted with certain shares of common stock beneficially owned (excluding certain shares that may be deemed beneficially owned under SEC rules, such as shares underlying options, shares owned by the individual’s spouse, and shares over which the individual shares voting and investment power, but in which the individual has no pecuniary interest) for purposes of the Company’s stock ownership guidelines — three times annual base pay for the Chief Executive Officer, two times annual base pay for the other executive officers named in the Summary Compensation Table, and three times the annual retainer fee for non-employee directors. See “Executive Compensation — Compensation and Management Development Committee Report on Executive Compensation.” The table below is included to provide a better indication of the stake of the named individuals, and of the group, with respect to Eastman common stock.

Number of Shares of
Common Stock and
Common Stock Units
Name	Beneficially Owned

J. Brian Ferguson	212,006

Theresa K. Lee	62,806

Roger K. Mowen, Jr.	80,496

James P. Rogers	376,723

Allan R. Rothwell	136,750

H. Jesse Arnelle	9,320

Calvin A. Campbell, Jr.	10,244

Stephen R. Demeritt	1,459

Donald W. Griffin	5,574

Robert M. Hernandez	3,390

Renée J. Hornbaker	278

Thomas H. McLain	324

David W. Raisbeck	8,293

John A. White	15,771

Peter M. Wood	6,564

Current directors, named executives, and other current executive officers as a group (19 persons)	1,150,472 (1)

(1)	Includes 144,825 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares two executive officers not named above share voting and investment power as directors of the Foundation but in which shares such executive officers have no pecuniary interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the only known beneficial owners of more than 5% of Eastman common stock as of December 31, 2003.

	Number of Shares of	Percent
	Common Stock	of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

Lord, Abbett & Co.	7,533,701 (2)	9.73%
90 Hudson Street
Jersey City, New Jersey 07302

INVESCO North American Holdings, Inc.	5,145,096 (3)	6.64%
and INVESCO Asset Management Limited
4350 South Monaco Street, Denver, Colorado 80237
and 30 Finsburg Square, London, United Kingdom EC2A 1AG

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the Annual Meeting as of the record date.
(2)	As of December 31, 2003, based on a Schedule 13G filed with the SEC by Lord, Abbett & Co., an investment adviser. According to the Schedule 13G, Lord, Abbett & Co. has sole investment and voting power with respect to all of such shares.
(3)	As of December 31, 2003, based on a Schedule 13G filed with the SEC by INVESCO North American Holdings, Inc. (“INAH”), a holding company, and certain investment adviser subsidiaries of INAH, and INVESCO Asset Management Limited (“IAML”), an investment adviser that is affiliated with INAH. According to the Schedule 13G, INAH and IAML each have shared investment power with respect to 5,145,076 of such shares, INAH has shared voting power with respect to 4,901,740 of such shares, and IAML has shared voting power with respect to 243,356 of such shares.

EXECUTIVE COMPENSATION

Compensation Tables

      The following Summary Compensation Table sets forth certain information concerning compensation of Eastman Chemical Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers for 2003.

Summary Compensation Table

		Annual Compensation(1)

Name and Principal				Other Annual
Position	Year	Salary(2)(3)	Bonus(3)(4)	Compensation(5)

J. Brian Ferguson(9)	2003	$787,831	$305,000	$1,907
Chairman and Chief	2002	689,051	318,416	86
Executive Officer	2001	375,268	0	98,132

Allan R. Rothwell	2003	437,150	190,000	186
Executive Vice	2002	443,448	200,807	205
President and	2001	404,763	0	2,689
President, Voridian Division

James P. Rogers(11)(12)	2003	426,778	145,000	155
Executive Vice	2002	428,099	135,488	4,083
President and	2001	384,981	25,000	6,154
President, Eastman Division

Roger K. Mowen, Jr.	2003	384,308	102,000	186
Senior Vice President,	2002	378,438	123,559	205
Developing Businesses and	2001	326,013	50,000	779
Corporate Strategy

Theresa K. Lee	2003	297,839	60,000	289
Senior Vice President,	2002	281,388	60,909	1,384
Chief Legal Officer	2001	251,251	50,000	1,639
and Secretary

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards			Payouts

	Restricted Stock		Securities	Long-Term
Name and Principal	Awards		Underlying	Incentive Plan	All Other
Position	($)(6)		Options(#)	Payouts($)(7)	Compensation(8)

J. Brian Ferguson(9)	$0		200,000	$183,876	$55,312
Chairman and Chief	1,000,034	(10)	200,000	296,736	34,453
Executive Officer	0		22,500	32,138	34,224

Allan R. Rothwell	0		49,200	183,876	29,898
Executive Vice	0		49,200	296,736	24,172
President and	0		22,500	208,900	29,318
President, Voridian Division

James P. Rogers(11)(12)	0		49,200	183,876	28,113
Executive Vice	507,822	(13)	49,200	296,736	21,405
President and	469,628	(13)	22,500	0	33,543
President, Eastman Division

Roger K. Mowen, Jr.	0		37,400	131,340	24,143
Senior Vice President,	0		37,400	172,646	20,172
Developing Businesses and	0		15,000	117,841	29,211
Corporate Strategy

Theresa K. Lee	0		25,000	74,028	17,937
Senior Vice President,	0		25,000	124,090	14,069
Chief Legal Officer	0		8,800	52,860	21,496
and Secretary

(1)	Includes both amounts paid for the indicated years and amounts earned during the indicated years but deferred under the Executive Deferred Compensation Plan.
(2)	In April 2003, following a review of business conditions, the Company reduced all employees’ base salaries by 3%. At the same time, at the recommendation of the Chief Executive Officer, the Compensation Committee reduced base salary for executive officers by 6%. Increases reported for 2003 over 2002 reflect adjustments to pay levels in October 2002 resulting from a scheduled review of competitive pay levels. See “Compensation and Management Development Committee Report on Executive Compensation.”
(3)	Total cash compensation, which consists of base salary and variable pay, is targeted at competitive levels. See “Compensation and Management Development Committee Report on Executive Compensation.”
(4)	Cash payments in the following year for services rendered in the year indicated under the Unit Performance Plan for 2003, and the Eastman Performance Plan and the Unit Performance Plan for 2002. For 2001, no awards were made under the Eastman Performance Plan or the Unit Performance Plan. The Eastman Performance Plan was a variable pay program that made a portion of participants’ total annual compensation dependent upon the success of the Company. Beginning 2003, executive officers no longer participated in the Eastman Performance Plan. The Unit Performance Plan is a variable pay program which makes a portion of participants’ total annual compensation dependent upon organizational and individual performance. Amounts in the “Bonus” column also include special recognition and incentive program awards paid to Messrs. Rothwell and Mowen in 2002, and to Messrs. Rogers and Mowen and Ms. Lee in 2001. See “Compensation and Management Development Committee Report on Executive Compensation.”

(5)	Includes amounts reimbursed for payment of taxes on certain compensation and benefits, and for 2001, the portion of interest accrued on deferred compensation under the Executive Deferred Compensation Plan at a rate that exceeded 120% of the then-applicable federal long-term rate. The amounts reported for Mr. Ferguson for 2001 also include tax gross-up payments attributed to a previous overseas assignment.
(6)	Represents fair market value of awards of restricted stock, based upon the closing price of the common stock on the New York Stock Exchange on the date of grant. Dividends are paid on these shares as and when dividends are paid on common stock.
(7)	Represents fair market value of payout during the following year of stock earned under performance shares awarded at the beginning of the three-year performance period ended in the year indicated, with shares earned based upon total return to stockholders during the three-year performance period relative to that of peer companies. The payout, unless deferred at the election of the participant, is in the form of unrestricted shares of Eastman common stock. The amount reported represents the fair market value of the shares earned, based upon the closing price of the common stock on the New York Stock Exchange on the payment date. Mr. Rogers was first awarded performance shares for the 2000-2002 performance period, and was not eligible to receive a payout for the performance period ended in 2001. See “Compensation and Management Development Committee Report on Executive Compensation.”
(8)	Represents annual Company contributions to the accounts of Messrs. Ferguson, Rothwell, and Mowen, and Ms. Lee in the Eastman Investment Plan, a 401(k) retirement plan, and in the Executive Deferred Compensation Plan, and to Mr. Rogers’ accounts in the Eastman ESOP and Executive Deferred Compensation Plan. Annual Company contributions were based upon actual compensation paid during the calendar year.
(9)	During 2001, Mr. Ferguson was President, Chemicals Group. Mr. Ferguson was named Chairman and Chief Executive Officer effective January 1, 2002.

(10)	Mr. Ferguson was awarded 28,020 restricted shares of common stock with restrictions lapsing as to one-third of the shares on the third anniversary of the award date, one-third of the shares on the fourth anniversary of the award date, and the remainder of the shares on the fifth anniversary of the award date. These shares are also subject to forfeiture in the event of termination for an unapproved reason, or violation of specific prohibitions concerning competition, confidentiality, and other activity adverse to the interests of the Company. At December 31, 2003, Mr. Ferguson held 28,020 restricted shares of common stock with a fair market value of $1,107,631, based on the per share closing price of the common stock on the New York Stock Exchange on December 31, 2003.
(11)	Mr. Rogers was named Executive Vice President and President, Eastman Division, effective November 2003. He was previously Senior Vice President and Chief Financial Officer since August 1999. Richard A. Lorraine succeeded Mr. Rogers as Senior Vice President and Chief Financial Officer.
(12)	Before he joined the Company in August 1999, Mr. Rogers was Executive Vice President and Chief Financial Officer of GAF Corporation and of certain affiliated and successor entities of GAF, including G-I Holdings, Inc. On January 5, 2001, G-I Holdings announced that it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey to resolve asbestos liability claims. This information is included in the Proxy Statement pursuant to Item 7(b) of Regulation 14A of the SEC’s proxy rules, which requires the description of the filing of a petition in bankruptcy during the past five years by a corporation of which an executive officer of the Company was an executive officer within two years before the time of such filing.
(13)	In August 2001 and 2002, Mr. Rogers was awarded 11,300 restricted shares of common stock, with restrictions lapsing on the first anniversary of each award.

      The following table sets forth certain information regarding options granted during 2003 under the Omnibus Long-Term Compensation Plan to the individuals named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Individual Grants

		Percentage of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise or
	Underlying Options	Employees in	Base Price	Expiration
Name	Granted(2)	Fiscal Year	Per Share	Date

J. B. Ferguson	200,000	10.15%	$29.90	04/03/13

A. R. Rothwell	49,200	2.50%	29.90	04/03/13

J. P. Rogers	49,200	2.50%	29.90	04/03/13

R. K. Mowen, Jr.	37,400	1.90%	29.90	04/03/13

T. K. Lee	25,000	1.27%	29.90	04/03/13

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rates of
	Stock Price Appreciation for
	Option Term(1)

Name	0%(3)	5%(4)	10%(5)

J. B. Ferguson	$0	$3,760,790	$9,530,580

A. R. Rothwell	0	925,154	2,344,523

J. P. Rogers	0	925,154	2,344,523

R. K. Mowen, Jr.	0	703,268	1,782,218

T. K. Lee	0	470,099	1,191,322

(1)	The dollar amounts under these columns are the result of calculations projected for the term of each individual grant, assuming 0%, and the 5% and 10% rates set by the SEC, of compounded annual appreciation, and are not intended to forecast possible future appreciation, if any, of the market price of Eastman common stock.
(2)	The options vest and become exercisable in 50% increments on each of the first two anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” See “Change-in-Control Arrangements—Omnibus Long-Term Compensation Plans.” The exercise price may be paid by surrendering previously owned shares of Eastman common stock, in which case the optionee will receive a new option to purchase the same number of shares as surrendered in the exercise. Such “reload” options have an exercise price equal to the fair market value of the underlying common stock on the date of the new grant.
(3)	No gain to the optionee is possible without an increase in stock price, which would benefit all stockholders commensurately. A 0% appreciation in stock price would result in zero dollars for the optionee.
(4)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 5% per year appreciation in stock price. For example, for the options reported in the table, a 5% per year appreciation in stock price from $29.90 per share yields $48.70 per share.
(5)	Represents the appreciation in stock price from the exercise price until the expiration date assuming a 10% per year appreciation in stock price. For example, for the options reported in the table, a 10% per year appreciation in stock price from $29.90 per share yields $77.55 per share.

      The following table sets forth certain information regarding exercises of options during 2003, and total options held at year-end, by the individuals named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options
	Acquired on		at Fiscal Year-End		at Fiscal Year-End(1)
	Option	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

J. B. Ferguson	0	$0	165,120	300,000	$36,946	$1,926,000

A. R. Rothwell	0	0	111,500	73,800	36,946	473,796

J. P. Rogers	0	0	254,100	73,800	0	473,796

R. K. Mowen, Jr.	0	0	72,460	56,100	23,091	360,162

T. K. Lee	0	0	47,640	37,500	0	240,750

(1)	Represents the difference between the closing price on the New York Stock Exchange of Eastman common stock underlying the in-the-money options on December 31, 2003, and the exercise price of the options.

Pension Plans

      Eastman Retirement Assistance Plan. The Company presently has in effect a tax-qualified, non-contributory defined benefit pension plan known as the Eastman Retirement Assistance Plan (“ERAP”) for substantially all active U.S. employees, other than employees of certain subsidiaries and some employees covered by collective bargaining agreements. A participant’s total ERAP benefit consists of his “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below.

        Pre-2000 Benefit. Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. The following table sets forth the estimated annual Pre-2000 Benefits payable upon retirement (including any amounts attributable to the plans described under “Supplemental Pension Plans” below) to persons in the specified compensation and years-of-service classifications who are eligible for a full unreduced Pre-2000 Benefit.

Pension Plan Table

Average	Years of Service
Participating
Compensation	15	20	25	30	35	40

$200,000	$44,378	$59,170	$73,963	$88,755	$103,548	$108,725
225,000	50,378	67,170	83,963	100,755	117,548	123,425
250,000	56,378	75,170	93,963	112,755	131,548	138,125
300,000	68,378	91,170	113,963	136,755	159,548	167,525
350,000	80,378	107,170	133,963	160,755	187,548	196,925
400,000	92,378	123,170	153,963	184,755	215,548	226,325
450,000	104,378	139,170	173,963	208,755	243,548	255,725
500,000	116,378	155,170	193,963	232,755	271,548	285,125
550,000	128,378	171,170	213,963	256,755	299,548	314,525
600,000	140,378	187,170	233,963	280,755	327,548	343,925
650,000	152,378	203,170	253,963	304,755	355,548	373,325
700,000	164,378	219,170	273,963	328,755	383,548	402,725
750,000	176,378	235,170	293,963	352,755	411,548	432,125
800,000	188,378	251,170	313,963	376,755	439,548	461,525
850,000	200,378	267,170	333,963	400,755	467,548	490,925
900,000	212,378	283,170	353,963	424,755	495,548	520,325
950,000	224,378	299,170	373,963	448,755	523,548	549,725
1,000,000	236,378	315,170	393,963	472,755	551,548	579,125

           To the extent that any individual’s annual Pre-2000 Benefit, as reflected in the foregoing table, exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.

           Pre-2000 Benefits under the ERAP are based upon the participant’s “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the executive officers identified in the Summary Compensation Table, consists of salary and bonus payments, including allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays.

           The estimated annual Pre-2000 Benefits reflected in the preceding Pension Plan Table have been computed in straight-life annuity amounts and are not subject to any deductions for Social Security or other offset amounts. An employee is eligible for an unreduced Pre-2000 Benefit when such employee’s aggregate age plus years of eligible service totals 85 or at age 65.

           Years of accrued service credited through 2003 and the amount of average participating compensation at the end of 2003 for the individuals named in the Summary Compensation Table were as follows: Mr. Ferguson, 26 years and $841,216; Mr. Rothwell, 34 years and $566,532; Mr. Rogers, 4 years and $560,568; Mr. Mowen, 33 years and $494,992; and Ms. Lee, 16 years and $360,420.

        Pension Equity Benefit. Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the new formula, beginning January 1, 2000, a participant earns a certain pension equity percentage each year based on his age and total service with the Company, using the following chart:

		For Average Participating
		Compensation over the
Points	For All Average	Average Social Security
(Age + Service)	Participating Compensation	Wage Base

Under 35	2%	2%

35-44	2.5%	2%

45-54	3%	3%

55-64	4.5%	3%

65-74	6%	5%

75-84	9%	8%

85-94	12.5%	10%

95 & Over	16%	10%

After 40 Years of Service	8%	5%

           When a participant terminates employment, he is entitled to a pension lump sum, payable over five years, which is equal to the accumulated percentages in the second column times his average participating compensation, plus the accumulated percentages in the third column times his average participating compensation in excess of his average Social Security wage base. The lump sum may also be converted to various forms of annuities.

           To the extent that any individual’s Pension Equity Benefit exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See “Supplemental Pension Plans” below.

        Supplemental Pension Plans. The Company maintains two unfunded, nonqualified plans that will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP.

      The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the supplemental pension plans. See “Change-in-Control Arrangements — Benefit Security Trust.”

Change-in-Control Arrangements

      Severance Agreements. The Company has entered into Severance Agreements with the five individuals named in the Summary Compensation Table and certain other officers of the Company. Each Severance Agreement has a term of three years (with automatic one-year extensions absent advance notice otherwise from the Company); provided, however, that upon the occurrence of a “change in control” or a “potential change in control” (each as defined) prior to such termination date, the term of the Severance Agreement will automatically be extended for two years from the date of the change in control or potential change in control, as the case may be. If, at any time during the term of the Severance Agreement and before the occurrence of a change in control or a potential change in control, there occurs a reduction in the employee’s level of responsibility, position, authority, or duties, the Company may in its sole discretion terminate the Severance Agreement.

      A “change in control” is generally defined in the Severance Agreements to include the following, subject to certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or approval by the Company’s stockholders of a complete liquidation and dissolution of the

Company or the sale or other disposition of substantially all of the assets of the Company other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; any person (other than the Company or certain affiliated entities) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities; or the Board adopts a resolution to the effect that a potential change in control has occurred.

      If during the term of the Severance Agreements and following a change in control (or within 120 days before or after a potential change in control) of the Company, the employee’s employment with the Company is terminated by the Company other than for “cause” (as defined), death or disability, or by the employee for “good reason” (as defined, which includes a reduction in the employee’s compensation, certain relocations of the employee’s office, the exclusion of the employee from new compensation arrangements offered to similarly situated employees, or a material reduction in the employee’s responsibility, position, authority, or duties, and also includes a termination by the employee for any reason or no reason during the 30-day period beginning on the first anniversary of the change in control), then, in addition to any other benefits accruing to the employee outside the scope of the Severance Agreement: (1) the acquiror will pay the employee any unpaid salary, benefits or awards that shall have been earned or become payable through the date of termination; (2) the acquiror will pay to the employee as severance an amount equal to three times (or four times in the case of Mr. Ferguson) the employee’s “pay” (defined as the average of the three highest out of the last ten years of the employee’s total annual compensation, including base annual salary, bonus, the grant date value of stock grants, and incentive compensation); (3) the acquiror will maintain in effect for three years (or four years in the case of Mr. Ferguson) after the date of termination for the employee and his or her dependents all welfare benefit plans in which the employee was entitled to participate immediately prior to termination; and (4) the acquiror will pay the employee a single lump sum amount equal to the actuarial equivalent of (a) the retirement benefit to which the employee would have been entitled under the ERAP and the excess retirement plans described above under “Pension Plans” if the employee had five additional years of service and was five years older, minus (b) the retirement benefit to which the employee is actually entitled under the ERAP and the excess retirement plans.

      If the amount payable to the employee under these Severance Agreements exceeds certain threshold amounts, federal excise tax could be imposed on the employee and the Company could lose a tax deduction for a portion of the payment. If the amount payable would result in such effects, but exceeds the applicable threshold by $30,000 or less, the amount payable will be reduced by the amount the payment exceeds the threshold. If the payment exceeds the threshold by more than $30,000, the employee will be entitled to full benefits under the Severance Agreement and to additional amounts to compensate him or her fully for the imposition of the federal excise tax (including federal, state, and excise taxes applicable to the receipt of such additional amount).

      The Company has established a “Rabbi Trust” to provide a degree of financial security for any amounts that may become payable to officers under the Severance Agreements. See “Benefit Security Trust.”

      Employee Protection Plan. The Company’s Employee Protection Plan provides severance pay, health, dental, disability, and life insurance continuation, and a retraining allowance (of up to $5,000) for substantially all employees whose employment is terminated within two years following a “change in control” (as defined, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). For purposes of the Employee Protection Plan, participants have been credited with service with Eastman Kodak Company and its affiliates prior to the Company’s spin-off from Eastman Kodak. The Employee Protection Plan provides for a lump sum severance payment of three weeks of “pay” (as defined) for each year of service up to 16 years and four weeks of pay for each year of service in excess of 16 years, with a minimum of six weeks of pay and a maximum of 104 weeks. Health, dental, disability, and life insurance would be continued at the Company’s expense for up to 12 months, depending on years of service, on the same basis as in effect on the date of employment termination (except that no employee contributions would be required). In addition, the Employee Protection Plan provides for the payment of certain bonuses declared in the year in which employment terminates. The plan provides for a “gross-up payment” in the event the total payments under the Employee Protection Plan and any other plan or agreement of an employee with the Company subject the employee to certain federal excise taxes. The gross-up payment would be in an amount such that the net amount retained by the employee, after deduction of any such excise tax and any tax on the gross-up payment, would equal the total payments under the Employee Protection Plan and other plans or agreements.

      Omnibus Long-Term Compensation Plans. The Company’s 2002 Omnibus Long-Term Compensation Plan (the “2002 Omnibus Plan”), which is administered by the Compensation Committee, provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “Awards”). The 2002 Omnibus Plan is substantially similar to, and was intended to replace, the 1997 Omnibus Long-Term Compensation Plan (the “1997 Omnibus Plan”) which in turn replaced the 1994 Omnibus Long-Term Compensation Plan (the “1994 Omnibus Plan”). (Any of the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes referred to in this Proxy Statement as the “Omnibus Long-Term Compensation Plan” or the “Omnibus Plan,” and the 2002 Omnibus Plan, the 1994 Omnibus Plan, and 1997 Omnibus Plan are sometimes collectively referred to as the “Omnibus Long-Term Compensation Plans” or the “Omnibus Plans.”) No new awards have been made under the 1994 or the 1997 Omnibus Plans following the effectiveness of the 2002 Omnibus Plan, and outstanding grants and awards under the 1994 and the 1997 Omnibus Plans were unaffected by the replacement of the 1997 Omnibus Plan with the 2002 Omnibus Plan.

      The Omnibus Plans contain provisions regarding the treatment of Awards in the event of a “change in ownership” (as defined, generally concerning circumstances in which the Company’s common stock is no longer publicly traded) and of a “change in control” (as defined, generally concerning circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to Awards granted under the Omnibus Plans. However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to Awards (in which case such consequences would not occur) or to alter the way in which Awards are treated from the consequences outlined in the Omnibus Plans.

      If a change in ownership occurs (and the Compensation Committee has not exercised its discretion outlined above) during the term of one or more performance periods for which the Compensation Committee has granted performance shares, the term of such performance period will immediately terminate and, except with respect to performance periods for which the Compensation Committee has previously reached a determination regarding the degree to which the performance objectives have been attained, it will be assumed that the performance objectives have been attained at a level of 100%. Participants, as a result, will be considered to have earned and therefore be entitled to receive a prorated share of the Awards previously granted for such performance period. In addition, upon a change in ownership, all outstanding Awards will be valued and cashed out on the basis of the change in ownership price as soon as practicable but in no event more than 90 days after the change in ownership.

      In the event of a change in control (assuming the Compensation Committee has not exercised its discretion outlined above), if a participant’s employment terminates within two years following the change in control, unless such termination is due to death, disability (as defined), cause (as defined), resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised Award will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid Award will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment as soon as practicable but in no event more than 90 days after the date of such participant’s termination of employment with respect to all of such participant’s Awards.

      Benefit Security Trust. The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Severance Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change in control” or a “potential change in control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.

      A “change in control” is generally defined to include the following, subject to certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.

      The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

Compensation and Management Development Committee

Report on Executive Compensation

      This report summarizes the Compensation and Management Development Committee’s policies governing compensation to executive officers, including those in the Summary Compensation Table, and the relationship of corporate performance to that compensation. This report also discusses specifically the Compensation Committee’s bases for the compensation reported for the Chief Executive Officer and the other executive officers for the past year.

      The Compensation Committee is composed of five non-employee directors, each of whom is “independent” under New York Stock Exchange rules and the Company’s Corporate Governance Guidelines and Compensation and Management Development Committee Charter. See “Election of Directors — Board Committees.”

Compensation Philosophy and Program

      The Compensation Committee seeks to ensure that the Company’s management compensation program is consistent with, and provides incentives for the attainment of, the Company’s strategic business objectives. The Company’s management compensation program includes three components:

Base pay	Provides a stable annual salary at a level consistent with the individual’s position and contributions.

Variable pay	Makes a portion of each manager’s annual income dependent upon the success of the Company, organizational performance and attainment of individual objectives.

Stock-based incentive pay	Encourages an ownership mindset by aligning the interests of senior managers and other stockholders.

Compensation Redesigned for 2004

      During 2003, the Company undertook a comprehensive review of its compensation programs for all employees. The objectives of the review were to improve the alignment of compensation with employee decisions, behaviors, and results; to provide increased opportunity for recognition consistent with employee contributions to business objectives; to create more flexibility to meet varying needs of different organizations; and to improve the management of compensation costs while maintaining competitive compensation programs.

      The Compensation Committee reviewed and approved compensation redesign principles, and changes to existing Company compensation programs. As a result, beginning 2004, the Company will:

•	Terminate the Eastman Performance Plan (a variable pay program which made a portion of each employee’s total annual compensation dependent on Company financial performance) and include such pay in other forms of compensation.

•	Provide annual cash variable incentive pay opportunities for management-level employees solely through the Unit Performance Plan (“UPP”).

•	Modify long-term stock-based incentive programs.

      In modifying long-term stock-based incentive programs, the Compensation Committee also considered proposed accounting pronouncements regarding future expensing of the estimated value of stock options, and reducing the annual rate of stock and stock-based awards under the Omnibus Plans. The Committee significantly reduced the number of managers who will be considered for future stock option grants and will increase the amount of annual cash pay opportunities for such managers in the UPP, and will use performance shares to provide future opportunities for vice president-level officers to receive stock if certain internal and external performance goals are met.

      In addition, the Compensation Committee will utilize special incentive awards to senior executives, including performance shares or restricted stock awards tied to meeting specific organizational or individual performance targets.

      The Compensation Committee reviewed overall compensation of the Chief Executive Officer and other executive officers and determined each component of executive compensation for 2003 as discussed below under “Components of Executive Compensation for 2003” and “Compensation of Chief Executive Officer.”

Components of Executive Compensation for 2003

Annual Cash Compensation — Base Pay and Variable Pay

      How Base Pay and Variable Pay Levels Were Determined. Total cash compensation for all Company employees is intended to be competitive with pay in the applicable labor market for similar jobs. For senior managers, including executive officers, targeted total cash compensation is intended to be competitive with comparable pay for similar jobs when target levels of corporate, organizational, and individual performance are achieved. The targeted levels of cash compensation are based upon information provided by outside consultants and publicly available information. For 2003, a portion of each employee’s target pay level was made variable. Depending upon Company performance, employees could receive more or less than the target variable amount. In addition, management-level employees could also earn additional variable pay based upon organizational and individual performance.

      For 2003, the Compensation Committee compared total cash compensation levels for executive officers with companies in the chemical industry with which the Company competes for executive talent and for which data were available, including the companies in the peer group identified in the Performance Graph which follows this report. In addition, the Committee also considered executive officer pay reported in surveys of a broader group of manufacturing, industrial, and chemical companies of a size (based on revenues) comparable to the Company. Total cash compensation to the executive officers named in the Summary Compensation Table for 2003 is reported in the “Salary” (base pay) and “Bonus” (variable pay) columns.

Cash Compensation for 2003

      Base pay. In early 2003, the Compensation Committee determined that the targeted total cash compensation of the executive officers named in the Summary Compensation Table, and of certain other senior managers, was below competitive pay levels. In order to address competitive pay levels and to enhance the focus of Company executives on corporate and individual performance, the Committee removed the executive officers named in the Summary Compensation Table and certain other senior managers from participation in the all-employee Eastman Performance Plan and divisional incentive programs, increased the proportion of their total cash compensation that was variable, and determined that their variable pay would be determined solely under the UPP.

      In April 2003, following a review of business conditions, the Company took several actions, including an across-the-board 3% base salary reduction for all employees. At the same time, at the recommendation of the Chief Executive Officer, the Committee reduced base salary for executive officers by 6%.

      Variable pay. For 2003, the variable portion of cash compensation of, and the amount of variable pay actually received by, executive officers were determined under the UPP.

Unit Performance Plan

           The UPP is designed to determine a portion of annual cash compensation according to corporate and organizational performance and the attainment of individual objectives and expectations. The UPP is intended to provide additional incentive for superior business and individual performance, and further to tie the interests of management-level individuals to performance of the Company’s business and the interests of the Company’s stockholders.

          Key Features:

•	For 2003, approximately 800 Company managers, including executive officers, participated.

•	The portion of total annual compensation that is made variable under the UPP is determined by the Compensation Committee, based on the recommendation of the Chief Executive Officer.

•	The amount of the award pool from which payouts are made is determined by annual performance of the Company versus pre-set goals for specified measures. The Compensation Committee establishes performance goals annually. For 2003, the measure of Company performance under the UPP was earnings from operations.

•	An award pool is generated for the Company, equal to the aggregate of the UPP payouts for each participant if the individual’s organizational and individual performance were at target levels, multiplied by a performance factor determined by overall Company performance compared to the pre-set performance goal. The performance factor can range from 0% if Company performance goals are not met, to 250% for specified above-goal corporate performance. The Committee may, in its discretion, adjust the award pool to reflect overall corporate performance and business and financial conditions.

•	The Chief Executive Officer, in consultation with executive officers responsible for major organizations, determines the allocation of the Company award pool to each of the organizations within the Company based on his assessment of the performance of the organizations relative to objectives established at the beginning of the performance year. There were 15 such organizations for 2003.

•	Once each organization’s award pool is determined, management within each organization (or in the case of the Chief Executive Officer, the Compensation Committee) allocates the organization’s portion of the Company award pool for individual payouts, based upon attainment of individual and organizational objectives and expectations established at the beginning of the performance year. An actual individual award could exceed an individual’s target award, based on the manager’s assessment of individual and organizational performance. However, the sum of all individual awards within an organization cannot exceed the amount of the organization’s allocated portion of the total Company award pool.

•	Mr. Ferguson participated in the UPP in an organization established for the Chief Executive Officer. The Compensation Committee established individual performance objectives and expectations for Mr. Ferguson, and determined his payout considering his allocated portion of the Company total award pool and the Committee’s assessment of his attainment of these objectives for 2003.

•	The Compensation Committee may in its discretion defer payment of an individual’s award into the Executive Deferred Compensation Plan if the Compensation Committee determines that payment of the award could result in the participant receiving compensation in excess of the maximum amount deductible by the Company for federal income tax purposes.

          2003 Payout:

•	Earnings from operations for 2003, as adjusted as described below, exceeded the threshold level, but were below the target level, of performance established under the UPP. This resulted in a Company award pool equivalent to 48% of target award (of a possible maximum of 250%).

•	Allocation of the Company award pool to organizations, and payouts to individuals within each organization, were determined as described under “Key Features” above.

•	Executive officers named in the Summary Compensation Table participated in an organization consisting of all executive officers reporting to the Chief Executive Officer. The amount of the Company award pool allocated to the executive officers was determined by aggregating their individual target variable pay amounts, multiplied by a “performance factor” corresponding to their overall performance compared to pre-established targets related to organizational results and personal performance objectives. For 2003, the target variable pay for above goal performance under the UPP (expressed as a percentage of annual salary) was 100% for Mr. Ferguson, 75% for Messrs. Rothwell and Rogers, 65% for Mr. Mowen, and 60% for Ms. Lee.

•	Following determination of the total amount of the Company award pool available to the executive officers as a group, the Chief Executive Officer assessed individual performance against established goals and expectations for each other executive officer, including the executive officers named in the Summary Compensation Table, and determined the amounts of the individual payouts from the portion of the allocated award pool. The Chief Executive Officer’s assessment was based upon measurement of each other executive officer’s performance against individual goals and expectations related to corporate and organizational performance compared to established earnings from operations targets, and the officer’s results in supporting value-creating growth, improving gross margins, and building organizational capabilities. Based on the Chief Executive Officer’s assessment, the Compensation Committee approved payouts to the named executive officers in the amounts reported in the “Bonus” column of the Summary Compensation Table.

•	The Compensation Committee reviewed Mr. Ferguson’s performance against his 2003 financial, organizational, and strategic objectives and determined his payout for 2003. See “Compensation of Chief Executive Officer.”

•	In determining earnings from operations for the purpose of measuring performance of the Company, the UPP provides for adjustments by the Compensation Committee for unusual charges, income items, or other events that are distortive of financial results. The calculation of earnings from operations under the UPP for 2003 was adjusted to exclude the distortive impact on financial results of impairment charges associated with the Coatings, Adhesives, Specialty Polymers, and Inks segment and the Performance Chemicals and Intermediates segment; write off of assets related to the resins, inks, and monomers assets and products of the Coatings, Adhesives, Specialty Polymers, and Inks segment; costs associated with employee separations; and the gain on sale of Accurate Dispersions’ colorants product lines and related assets. Exclusion of these items resulted in a net increase in the calculated earnings from operations for the purpose of determining the size of the Company award pool. Without the adjustments to exclude the financial impact of these items, there would have been no payout in 2003 under the UPP.

Long-Term Stock-Based Incentive Pay

      Equity-Based Compensation Program. Equity-based compensation plans are designed to facilitate stock ownership which links senior managers’ pay to long-term return to other stockholders. Important aspects of the current equity-based compensation program are:

Stock Options	Stock option program, implemented under the Company’s Omnibus Long-Term Compensation Plans, creates a direct link between compensation of key Company managers and long-term performance of the Company. See “Change-in-Control Arrangements — Omnibus Long-Term Compensation Plans.”

Performance Shares	Awarded from time-to-time under the Company’s Omnibus Plans to provide an incentive for key managers to meet specified business or individual performance goals by providing opportunities to earn stock awards.

Other Stock-Based Incentive Pay	Under the Omnibus Plans, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), performance shares or units, or additional options, including options with performance-based or other conditions to exercise.

Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plans or acquired upon exercise of options. Over a five year period, executive officers invest two times their annual base pay (three times base pay for the Chief Executive Officer) in Company stock or stock equivalents. See “Stock Ownership of Directors and Executive Officers — Common Stock and Common Stock Units.”

      How Stock-Based Incentive Pay Levels were Determined. The Compensation Committee established the size and other terms of option awards under the stock option program by considering recommendations from outside compensation consultants based upon long-term compensation reported by the peer companies in the chemical industry, and in the surveys of a broader group of comparable manufacturing, industrial, and chemical companies, described above under “How Base Pay and Variable Pay Levels were Determined.” These stock options were granted at a level such that the estimated value of normalized annual option grants, as a proportion of total annual compensation, approximated the median of the competitive range of similar compensation of the compared companies. In determining the size of option awards, the Company utilized the services of an external compensation consultant to derive approximate values of options using an option-pricing model. In addition, in order to recognize certain performance or provide additional incentive to achieve specific business objectives, the Compensation Committee has from time-to-time awarded stock-based compensation in addition to the regular option awards.

      The estimated current values of total long-term stock-based incentive pay for 2003 ranged from approximately 40% to approximately 65% of total compensation for executive officers named in the Summary Compensation Table.

      Stock-Based Incentive Pay for 2003

        Stock Options:

•	The size and terms of the stock option grants reported in the “Option Grants in Last Fiscal Year” table were determined by applying the methodology described above under “How Stock-Based Incentive Pay Levels were Determined.”

•	Options granted in 2003 have an exercise price equal to 100% of the fair market value of the underlying common stock as of the date of grant and generally expire 10 years from the date of grant.

        Performance Shares — Long Term Performance Subplans (“LTPSs”):

•	For performance shares awarded under the 2001-2003 LTPS (performance period beginning in 2001), performance was measured by the Company’s total return to stockholders (change in stock price plus dividends declared during the three-year performance period, assuming reinvestment of dividends) relative to that of the companies identified in the Performance Graph.

•	Payouts of performance shares were based upon the Company’s position in a ranking of the unweighted total return to stockholders of the compared companies.

•	Awards were paid after the end of the performance period in unrestricted shares of Eastman common stock, or participants could irrevocably elect in advance to defer the award payout into the Executive Deferred Compensation Plan.

•	The payouts reported in the Summary Compensation Table for Messrs. Ferguson, Rothwell, Rogers, and Mowen, and Ms. Lee for the 2001-2003 LTPS performance period represent 60% of the target award (of a possible maximum of 200% of the target award) based upon the Company’s total stockholder return ranking of tenth of the compared companies for the performance period.

•	In 2003, the Compensation Committee did not award performance shares, but awarded additional stock options to key managers who were formerly eligible to receive performance shares (including executive officers named in the Summary Compensation Table) having an approximate value equal to the performance shares that would have been awarded for a three-year performance period.

The total return comparisons under the LTPSs differ from that shown in the Performance Graph. For LTPS purposes, total percentage return on the common stock for the applicable three-year period is ranked with the total percentage returns on the common shares of each of the LTPS peer companies. The Performance Graph, on the other hand, compares the cumulative total return on an initial fixed investment in the Company’s common stock and in an index comprised of the peer companies as a group, with the return of each component issuer weighted according to the respective issuer’s market capitalization at the beginning of each period for which a return is indicated.

Compensation of Chief Executive Officer

      In early 2003, the Compensation Committee reviewed Mr. Ferguson’s compensation in comparison with short-term and long-term compensation of other chief executive officers and set his target variable pay for above goal performance under the UPP at 100% of his annual salary. In April 2003, following a review of business conditions, the Committee reduced annual base pay for all executive officers, including Mr. Ferguson, by 6%.

      In March 2004, Mr. Ferguson received a UPP award in the amount of $305,000 determined as described above under “Cash Compensation for 2003 — Variable pay.”

      Mr. Ferguson received an option to purchase 200,000 shares of Eastman common stock with an exercise price equal to the grant date market price of the underlying common stock. The size and terms of the option award were determined as described above under “Long-Term Stock-Based Incentive Pay — How Stock Based Incentive Pay Levels were Determined.”

      In February 2004, Mr. Ferguson received a payout for the 2001-2003 LTPS performance period equal to 4,620 shares, which represents 60% of his target award. Such payout was based upon the same relative total stockholder returns as were the other payouts under the 2001-2003 LTPS. See “Performance Shares — Long Term Performance Subplans” above.

Tax Deductibility of Executive Officer Compensation

      The Compensation Committee intends to preserve the Company’s ability to deduct compensation paid to the Company’s Chief Executive Officer and other executive officers to the extent possible while maintaining the flexibility to compensate the officers in accordance with the Company’s compensation policies.

      Section 162(m) of the Internal Revenue Code generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to each of the Company’s five highest paid executive officers. Base salaries, variable compensation under the UPP, any bonus payments outside the UPP, and stock and stock-based compensation without performance conditions are generally subject to the $1 million limit on deductible compensation.

      Compensation attributable to stock options granted and performance shares awarded under the Company’s Omnibus Plans qualify for deductibility under Section 162(m). The UPP allows the Compensation Committee to require, and LTPSs under the Omnibus Plans and outstanding restricted stock awards under the Omnibus Plans each provide for, the deferral of compensation into the Executive Deferred Compensation Plan to the extent that payout or vesting would result in the recipient receiving compensation in excess of the $1 million cap under Section 162(m).

      A portion of Mr. Ferguson’s compensation for 2003 was non-deductible to the Company under Section 162(m). Due to emerging compensation trends, the Compensation Committee determined not to defer the portion of Mr. Ferguson’s compensation that resulted in non-deductible compensation. The Compensation Committee will continue to consider the deferral of any payouts under the UPP, or any other compensation, to the extent that such compensation would not be deductible to the Company, but retains the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its stockholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant.

Compensation and Management Development Committee

Donald W. Griffin (Chair)
H. Jesse Arnelle
Calvin A. Campbell, Jr.
Stephen R. Demeritt
David W. Raisbeck

Performance Graph

      The following graph compares the cumulative total return on Eastman common stock from December 31, 1998 through December 31, 2003 to that of the Standard & Poor’s 500 Stock Index and a group of peer issuers in the chemical industry. The peer group consists of the 15 chemical companies which meet three objective criteria: (i) common shares traded on a major trading market; (ii) similar lines of business to those of the Company; and (iii) more than $1 billion in annual sales. Cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1998. The data in the graph have been provided by Standard & Poor’s Institutional Market Services. The stock performance shown in the graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.

Comparison of Total Return to Stockholders

Company Name/Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

EASTMAN CHEMICAL COMPANY	100	110.81	117.85	98.31	96.59	109.49
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
PEER GROUP(1)	100	124.92	104.94	98.44	93.73	117.87

(1) The peer group for 2003 consists of the following issuers: Air Products & Chemicals, Inc.; Celanese AG; Crompton Corporation; Cytec Industries, Inc.; The Dow Chemical Company; E.I. du Pont de Nemours and Company; H.B. Fuller Company; Great Lakes Chemical Corporation; Imperial Chemicals Industries PLC; Lyondell Chemical Company; Millennium Chemicals Inc.; PolyOne Corporation; Rohm & Haas Co; Solutia Inc.; and Wellman, Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2004.

The undersigned hereby appoints Theresa K. Lee and Richard A. Lorraine as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 15, 2004 by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 6, 2004 or any adjournment or postponement thereof. SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

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———————————————, 2004
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EASTMAN CHEMICAL COMPANY

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 6, 2004
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PROXY	EASTMAN CHEMICAL COMPANY	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

1.	Election of Directors: Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified:

     (01)  Renée J. Hornbaker    (02) Thomas H. McLain     (03) Peter M. Wood

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2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	[ ]	[ ]	[ ]

3.	Adoption of Stockholder Proposal to Utilize Restricted Shares in Lieu of Stock Options as Executive Stock-Based Compensation	[ ]	[ ]	[ ]

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The Board of Directors recommends a vote
FOR Proposals 1 and 2
and AGAINST Proposal 3.

Click Here To Vote As The Board Of Directors Recommends

Click Here To Vote Individually On Each Proposal

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I Vote As The Board Recommends

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In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or at any adjournment thereof.

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TO VOTE SEPARATELY ON EACH PROPOSAL — CHECK THE BOXES BELOW:

THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1	FOR ALL [ ]	WITHHOLD ALL [ ]	FOR ALL EXCEPT [ ]

Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2007 and their successors are duly elected and qualified:

Election of Directors:			[ ] (01) Renée J. Hornbaker
[ ] (02) Thomas H. McLain
[ ] (03) Peter M. Wood

PROPOSAL 2

Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	For [ ]	Against [ ]	Abstain [ ]

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 3.

PROPOSAL 3

Adoption of Stockholder Proposal to Utilize Restricted Shares in Lieu of Stock Options as Executive Stock-Based Compensation	For [ ]	Against [ ]	Abstain [ ]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or at any adjournment thereof.

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[VOTING SUMMARY — IF CLICK “VOTE INDIVIDUALLY ON EACH PROPOSAL”]
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THANK YOU FOR VOTING ELECTRONICALLY

Voting Summary

Your Control Number: ____

Directors:

You Voted: [For All]    [Withhold All]    [For All Except [names of nominees for whom authority to vote withheld]]

Proposal 2:

You Voted:    [For]     [Against]    [Abstain]

Proposal 3:

You Voted:    [For]     [Against]    [Abstain]

THANK YOU FOR VOTING

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[FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH PLANS]

Legal Department Eastman Chemical Company P.O. Box 511 Kingsport, Tennessee 37662-5075

Theresa K. Lee Senior Vice President, Chief Legal Officer and Corporate Secretary Phone: (423) 229-2097 FAX: (423) 229-1351 tklee@eastman.com

March 25, 2004

RE: 2004 ANNUAL MEETING MATERIALS

Dear Fellow Eastman Employee and Stockholder:

Our 2004 Annual Meeting of Stockholders will be held on May 6, and it is important that your shares be represented. Again this year, all employees who own Eastman shares through the ESOP or Eastman Investment Plan will access the Notice and Proxy Statement for the Annual Meeting and Eastman’s Annual Report to Stockholders electronically on the Internet. Making these materials available to you electronically rather than by sending printed material in the mail significantly reduces the Company’s printing and postage expenses and reflects our continuing efforts to increase efficiency and reduce costs through the expanded use of technology.

To access the 2003 Annual Report and the Notice and Proxy Statement for the 2004 Annual Meeting, please go to the Internet website address which appears in the voting instructions on the enclosed proxy card. (If you like, you may use your Eastman employee Internet account to access the website and review the materials). THE BUSINESS TO BE CONSIDERED AND VOTED UPON AT THE ANNUAL MEETING IS EXPLAINED IN THE PROXY STATEMENT. PLEASE REVIEW THE PROXY STATEMENT, AND THE ANNUAL REPORT, BEFORE VOTING YOUR SHARES. If you wish to receive paper copies of the Annual Report and Proxy Statement, call 1-800-742-7540.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. As explained on the enclosed proxy card, you can vote by proxy by Internet, by telephone, or by marking, signing, dating, and mailing your proxy card in the enclosed postage-paid envelope. WHETHER YOU CHOOSE TO VOTE BY COMPUTER, TELEPHONE, OR PROXY CARD, PLEASE VOTE AS SOON AS POSSIBLE. Your vote is important, regardless of the number of shares you own.

Yours very truly,

/s/ Theresa K. Lee

Theresa K. Lee
Senior Vice President, Chief Legal Officer and Corporate Secretary